THE HOMESTATE GROUP
             ON BEHALF OF THE EMERALD NATIONAL SMALL-CAP EQUITY FUND
                               MULTIPLE CLASS PLAN

This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees of the HomeState Group (the "Trust"), on behalf of its series the Emerald National Small-Cap Equity Fund (the "Fund"). The Board has determined that the Plan is in the best interests of each class and the Fund as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for the Fund.

1. The Fund shall offer two classes of shares, to be known as the Emerald National Small-Cap Equity Fund - Class A and the Emerald National Small-Cap Equity Fund - Class C.

2. Class A shares shall carry a front-end sales charge ranging from 0% - -4.75%, and Class C shares shall carry a front-end sales charge of 1.00%.

3. Class A shares shall not be subject to a contingent deferred sales charge ("CDSC").

4. Class C shares redeemed within 12 months of their purchase shall be assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances as described in the Fund's prospectus.

5. The Rule 12b-1 Plan associated with Class A shares may be used to reimburse Rafferty Capital Markets, Inc. (the "Distributor") or others for expenses incurred in the promotion and distribution of the shares of Class A. Such expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of the Distributor's overhead expenses attributable to the distribution of Class shares, as well as any distribution or service fees paid to securities dealers or their firms or others who have executed a servicing agreement with the Fund for the Class, the Distributor or its affiliates. The Rule 12b-1 Plan associated with Class C shares has two components. The first component is a shareholder servicing fee, to be paid to broker-dealers, banks, trust companies and others who will provide personal assistance to shareholders in servicing their accounts. The second component is an asset-based sales charge to be paid to dealers or retained by the Distributor to be used in the promotion and distribution of Class C shares, in a manner similar to that described above for (Class A shares). The Plans shall operate in accordance with the Rules of the National Association of Securities Dealers, Inc.

6. The only difference in expenses as between Class A and Class C shares shall relate to differences in the Rule 12b-1 plan expenses of each class, as described in each class' Rule 12b-1 Plan.

7. There shall be no conversion features associated with the Class A and Class C shares.

8. Shares of either Class may be exchanged for shares of another investment company within the HomeState Group family of mutual funds according to the terms and conditions stated in each fund's prospectus, as it may be amended from time to time, to the extent permitted by the Investment Company Act of 1940 and the rules and regulations adopted thereunder.

9. Each Class will vote separately with respect to the Rule 12b-1 Plan related to that Class.

10. On an ongoing basis, the trustees pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the two classes of shares. The trustees, including a majority of the independent trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Emerald Advisers, Inc. and Rafferty Capital Markets, Inc. shall be responsible for alerting the Board to any material conflicts that arise.


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11. All material amendments to this Plan must be approved by a majority of the trustees of the Fund, including a majority of the trustees who are not interested persons of the Fund.

I, Daniel W. Moyer IV, Secretary of the HomeState Group, do hereby certify that this Multiple Class Plan was adopted by the HomeState Group, on behalf of its series, U.S. Small Company Growth Fund, by a majority of the Trustees of the Trust on May 11, 2000.
 /S/DANIEL W. MOYER IV Secretary





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                            CLASS C DISTRIBUTION PLAN

I.       Investment Company:        HOMESTATE GROUP
                           Fund:    EMERALD NATIONAL SMALL-CAP EQUITY FUND
II. Maximum Per Annum Rule 12b-1 Fees for Class C Shares (as a percentage of average daily net assets of the class) A. Distribution Fee: 0.75% B. Service Fee: 0.25%

                      PREAMBLE TO CLASS C DISTRIBUTION PLAN
The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by the Investment Company named above ("Investment Company") for the class C shares (the "Class") of each Fund named above ("Funds"), which Plan shall take effect as of the date class C shares are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Investment Company (the "Board"), including a majority of the Board members who are not interested persons of the Investment Company and who have no direct, or indirect financial interest in the operation of the Plan (the "non-interested Board members"), cast in person at a meeting called for the purpose of voting on such Plan. In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the investment agreement between the Investment Company and Emerald Advisers, Inc. ("Advisers") and the terms of the distribution agreement between the Investment Company and Rafferty Capital Markets, Inc. ("Distributors"). The Board concluded that the compensation of Advisers, under the Management Agreement, and of Distributors, under the Underwriting Agreement, was fair and not excessive. The approval of the Plan included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

DISTRIBUTION PLAN

1. (a) The Funds shall pay to Distributors a quarterly fee not to exceed the above-stated maximum distribution fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Board from time to time. (b) In addition to the amounts described in (a) above, each Fund shall pay (i) to Distributors for payment to dealers or others, or (ii) directly to others, an amount not to exceed the above-stated maximum service fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Funds' Board from time to time, as a service fee pursuant to servicing agreements which have been approved from time to time by the Board, including the non-interested Board members.

2. (a) Distributors shall use the monies paid to it pursuant to Paragraph 1(a) above to assist in the distribution and promotion of shares of the Class. Payments made to Distributors under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a pro-rated portion of Distributors' overhead expenses attributable to the distribution of Class shares, as well as for additional distribution fees paid to securities dealers or their firms or others who have executed agreements with the Investment Company, Distributors or its affiliates, which form of agreement has been approved from time to time by the Trustees, including the non-interested trustees. In addition, such fees may be used to pay for advancing the commission costs to dealers or others with respect to the sale of Class shares.

         (b) The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from each Fund on behalf of customers; forwarding certain shareholder communications from the Funds to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class. Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

3. In addition to the payments which each Fund is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Funds, Advisers, Distributors or other parties on behalf of the Funds, Advisers or Distributors make payments that are deemed to be payments by the Funds for the financing of any activity primarily intended to result in the sale of Class shares issued by each Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan. In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2830of the Rules of the National Association of Securities Dealers, Inc.

4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies reimbursed to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Board, including the non-interested Board members, cast in person at a meeting called for the purpose of voting on the Plan.

6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of each Fund or by vote of a majority of the non-interested Board members, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Investment Advisory Agreement between the Funds and Advisers.

7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof without approval by a majority of the Funds' outstanding voting securities.

8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the non-interested Board members cast in person at a meeting called for the purpose of voting on any such amendment.

9. So long as the Plan is in effect, the selection and nomination of the Funds' non-interested Board members shall be committed to the discretion of such non-interested Board members. This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Investment Company and Distributors as evidenced by their execution hereof.


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 Date:
 HOMESTATE GROUP
 By: /s/ Daniel W. Moyer, IV
     -----------------------
 Daniel W. Moyer IV, Secretary

 Rafferty Capital Markets, Inc.
 By:__________________________
 Title: ________________________